Exhibit 99.8

FIRST AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), is made as of March 20, 2008, by and among NOBLE INTERNATIONAL, LTD., a Delaware corporation (the “Company”), ARCELORMITTAL S.A. (formerly known as Arcelor S.A.), a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, solely in his individual capacity as beneficial owner of Shares (“Skandalaris”).

Recitals

A. The Company, Arcelor and Skandalaris are parties to that certain Registration Rights Agreement dated as of August 31, 2007 (the “Registration Rights Agreement”).

B. The Company and Arcelor have entered into a Securities Purchase Agreement dated as of March 19, 2008 (the “Purchase Agreement”), pursuant to which the Company will issue and sell to Arcelor a convertible subordinated note of the Company in the original principal amount of FIFTY MILLION U.S. DOLLARS (US$50,000,000.00) (the “Note”), which Note shall be convertible into shares of the Company’s Common Stock, par value $0.00067 per share, in accordance with the terms of the Note.

C. The Company, Arcelor and Skandalaris have agreed to amend the Registration Rights Agreement as set forth herein.

D. Execution and delivery of this Amendment is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

Accordingly, the parties hereby agree as follows:

1. Amendments. The Registration Rights Agreement is hereby amended as follows:

(a) The definition of “Registrable Common Stock” set forth in Section 1.1 of the Registration Rights Agreement is hereby deleted in its entirety and the following substituted in its place:

“Registrable Securities” means, (i) with respect to either Stockholder, any shares of Common Stock owned by such Stockholder as of August 31, 2007 and any shares of Common Stock acquired by such Stockholder or any of its Affiliates after August 31, 2007 if such Stockholder or Affiliate is an Affiliate of the Company on the date of such acquisition, and (ii) with respect to Arcelor, the Note and any shares of Common Stock issuable upon conversion of the Note; provided that such securities will cease to be Registrable Securities upon the earliest to occur of the time that (a) such securities have been sold under a registration statement effected pursuant hereto or pursuant to Rule 144 promulgated under the Securities Act; (b) such securities, along with all of the other securities held by such Stockholder, may immediately be sold under Rule 144 in a given 90 day period and such Stockholder owns less than 1% of the outstanding Common Stock; (c) such securities are eligible for sale either under Rule 144(b)(1) or without regard to the volume limitations contained in Rule 144(e); or (d) such securities are proposed to be sold or distributed by a Person not entitled to registration rights granted by this Agreement.

Each other reference to the term “Registrable Common Stock” that appears in the Registration Rights Agreement shall be deleted accordingly and the term “Registrable Securities” substituted in its place.

(b) Section 1.1 is hereby amended by adding the following definition to Section 1.1 immediately after the definition of the term “NASD”:

“Note” shall mean that certain convertible subordinated note of the Company in the original principal amount of FIFTY MILLION U.S. DOLLARS (US$50,000,000.00) dated March 20, 2008, issued pursuant to the Securities Purchase Agreement, dated as of March 19, 2008, between the Company and Arcelor.

(c) Section 2.14 is hereby is hereby deleted in its entirety and the following substituted in its place:

The Company’s obligations under Sections 2.1 and 2.2 hereof to register Registrable Securities for sale under the Securities Act with respect to either Stockholder shall terminate on the first date on which no Registrable Securities are held by such Stockholder.

2. Miscellaneous.

2.1 Remainder of Registration Rights Agreement Unmodified. Except as modified by this Amendment, the Registration Rights Agreement shall remain unmodified and in full force and effect.

2.2 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. Facsimile signatures shall, for all purposes of this Amendment, be deemed to be originals and shall be enforceable as such.

[Remainder of this page intentionally blank]

Execution

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Registration Rights Agreement as of the date first above written.

NOBLE INTERNATIONAL, LTD.

By:	/s/ Thomas L. Saeli
Name:	Thomas L. Saeli
Title:	CEO

ARCELORMITTAL S.A.

By:	/s/ Hans Kerkhoven
Name:	Hans Kerkhoven
Title:	Vice President, Finance

By:	/s/ Jean-François Crancée
Name: Jean-François Crancée
Title: Vice President, Global Customers

/s/ Robert J. Skandalaris
ROBERT J. SKANDALARIS